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                                                                  EXHIBIT 10.55

                         EMPLOYMENT SEPARATION AGREEMENT

         This Employment Separation Agreement (the "Agreement") is entered into by Breakaway Solutions, Inc. (the "Company"), and Gordon R. Brooks ("Employee" or "you").

         WHEREAS, the Company wishes to provide certain separation consideration in return for a release from liabilities of Employee; and

         WHEREAS, Employee and the Company would like to formalize their agreement regarding the termination of their relationship;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, which covenants and agreements constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees as follows:

         1. TERMINATION AS CEO. Your engagement as the Chief Executive Officer of the Company will terminate as of April 6, 2001. It is expected that you will cooperate with the Company to achieve an orderly transition of the chief executive office of the Company. You will be paid all wages at your existing rate earned as of April 6, 2001. You also shall continue as an employee of the Company until April 6, 2002 (the "Termination Date") and agree to make yourself available for consultation on the business of the Company at reasonable times and upon reasonable notice (not to exceed five (5) hours per month) prior to the Termination Date. In consideration for the other agreements set forth herein, Employee hereby agrees to waive the severance he would otherwise be entitled to under the terms of his Employment Agreement, but will continue to receive his existing benefits at a cost to the Company not to exceed ten thousand dollars ($10,000) in the aggregate until the Termination Date. Other than as expressly provided above, no payments will be due or made to Employee for salary, bonus, commissions, consulting, benefits, severance, vacation, personal days or otherwise.

         2. MUTUAL GENERAL RELEASES. In exchange for the consideration described herein, each of Employee and the Company agree to release and discharge one another and affiliates, parent companies, subsidiaries, predecessors, successors, related entities, insurers, warrantholders, consultants of shareholders and warrantholders and assigns of each of them, and the current and former officers, directors, shareholders, partners, principals, employees and agents of each of the foregoing (any and all of which are referred to as "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims"), which either party have, claim to have, ever had, or ever claimed to have had against Releasees up through the date of execution of this Agreement, including but not limited to any Claims under the common law or any statute. You also waive any Claim for reinstatement, attorneys' fees, or costs.

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         3. CERTAIN TRANSITION MATTERS. You expressly agree to cooperate with the Company in transferring all information on business matters handled by you during your engagement as Chief Executive Officer of the Company. You further warrant to the Company that you have not incurred and will not incur any unauthorized credit card charges or other liabilities of any nature for which the Company may be liable. It is expressly understood and agreed that you will be reimbursed for all charges incurred by you on behalf of the Company in the ordinary course of business through the date of termination of your employment, but not thereafter.

         4. NON-SOLICITATION. You hereby acknowledge and expressly agree that you previously executed an Employment Agreement with the Company, which is attached hereto as APPENDIX A. The provisions of Section 4 of this Employment Agreement dealing with Employee's non-solicitation of Company employees and customers is hereby incorporated by reference.

         5. RETIREMENT OF LOAN. Employee currently has outstanding a loan (the "Employee Loan") in the original principal amount of one million dollars ($1,000,000) plus accrued interest. The Company hereby agrees that as long as Employee has fulfilled his obligations pursuant to Section 1 hereof and satisfied his federal and state income tax withholding obligations with respect to the Employee Loan by payment to the Company of such amounts in cash if so requested by the Company, on the Termination Date, the Company shall retire in all respects the Employee Loan, and Employee shall have no further obligations with respect thereto. The Company agrees that it shall return to Employee the original promissory note evidencing the Employee Loan marked "paid."

         6. EXTENSION OF COMPANY OPTIONS. In the event Employee is terminated before the Termination Date, the Company would agree to extend the exercise period for Employee's existing non-statutory stock option grants with respect to three hundred thousand (300,000) shares initially granted to him which are fully vested (the "Extended Options") by allowing Employee to exercise the Extended Options at any time until the Termination Date. Employee agrees to forfeit promptly after the execution of this Agreement all stock options granted by the Company except for such 300,000 shares.

         7. CONTINUATION OF VOICEMAIL AND E-MAIL. The Company agrees that it shall continue and provide Employee with access to his voicemail for a period of six (6) months and e-mail for a period of three (3) months.

         8. PERSONAL PROPERTY. Employee shall have the right to retain at no cost to him his laptop computer, mobile phone and Blackberry.

         9. BINDING EFFECT. This Agreement is binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of you and each of your heirs, administrators, representatives, executors, successors and assigns and to the benefit of the Company and each of its successors and assigns.

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         10. CONFIDENTIALITY. You agree to maintain the confidentiality of the terms and conditions of this Agreement; however, nothing contained in this Agreement shall prevent disclosures required by law or otherwise limit the proceedings of any governmental agency or limit your access to such governmental agencies. The parties agree to generate a mutually acceptable press release with respect to the subject matter hereof. Also, nothing in this paragraph shall prevent you from disclosing the terms of the Agreement to your immediate family members and professional advisors who shall likewise agree to keep these matters confidential.

         11. NON-DISPARAGEMENT. Except as required by law, you agree not to make any statement, written or oral, which in any way disparages the Company or its products or services, or any of its directors, officers, employees, or agents. Except as required by law, the Company agrees not to make any statement, written or oral, which in any way disparages Employee.

         12. ENTIRE AGREEMENT. This letter sets forth the entire agreement between you and the Company and supersedes any and all prior agreements, covenants, promises and understandings, whether oral or written.

         13. ADVICE OF COUNSEL. You hereby agree that (i) you have carefully read and understand all the provisions of this Agreement; (ii) you have had the opportunity to seek the advice of counsel and (iii) you are voluntarily entering into this Agreement and have not relied upon any representation or statement, written or oral, not contained herein. If this Agreement is acceptable to you, please indicate your understanding and acceptance of its terms by signing and dating this letter in the space provided below and returning it to the Company.

         14. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

                                 BREAKAWAY SOLUTIONS, INC.

                                 By: /s/ William Loftus
                                     ------------------------------------------
                                     Bill Loftus

                                 /s/ Gordon Brooks
                                 ----------------------------------------------
                                 Gordon R. Brooks


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                                   APPENDIX A

                              EMPLOYMENT AGREEMENT